Exhibit 99.1

Torvec Completes $5.0 Million Private Placement

Company Intends to Raise Up to an Additional $1.0 Million

ROCHESTER, N.Y., March 28, 2014 (GLOBE NEWSWIRE) -- Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB – TOVC), announced today that the Company has raised $5.0 million in a private placement transaction involving a new series of preferred stock. In connection with this investment in the Company, a total of 25,000,000 shares of Series C-2 Voting Convertible Preferred Stock were issued to a small group of investors.

As part of the transaction, the Company has confirmed that it intends to raise up to an additional $1.0 million within the next several months with various accredited investors, including certain of the Company’s directors, through the issuance of shares of a new series of preferred stock to be designated as Series C-3 Voting Convertible Preferred Stock at a price that is yet to be determined.

The Company plans to use the proceeds raised to continue the development and marketing of its technology for commercialization, including the IsoTorque® differential and the Torvec hydraulic pump.

Mr. Kaplan stated, “We are extremely pleased with the completion of this equity raise, as it provides us with the financial support we need to continue our development work toward commercializing our promising technologies. We are optimistic that we will be able to provide this investor group, and all of our shareholders, with an outstanding return on their investment.”

The Company’s Series C-2 Preferred shares have a liquidation preference at their stated value per share, that ranks pari passu with the Company’s existing Series C Voting Convertible Preferred shares, and is senior to the Company’s common stock, and its Class A Non-Voting Cumulative Convertible Preferred Shares and Class B Non-Voting Cumulative Convertible Preferred Shares. The liquidation preference is payable upon a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon a deemed liquidation of the Company. The Series C-2 Preferred shares have no right to receive preferred dividends and have no redemption right but are entitled to participate, on an as converted basis, with holders of outstanding shares of common stock in dividends and distributions on liquidation after all preferred shares have received payment in full of any preferred dividends or liquidation preferences, and vote with the common stock on an as-converted basis.

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. develops and markets advanced automotive and hydraulic power technologies.  Its IsoTorque® differential sets the bar for differential design. The IsoTorque improves the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out.  The Torvec hydraulic pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.

Contact Information:

Robert W. Fishback

bfishback@torvec.com

(585) 254-1100 x310